EXHIBIT 99.1

 NEWS RELEASE

TSX: SCY

                                June 6, 2022

                                NR 22-04

 www.scandiummining.com

SCANDIUM INTERNATIONAL MINING

ANNOUNCES CLOSING OF SECOND TRANCHE

AND UPSIZING OF PRIVATE PLACEMENT

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISSEMINATION DIRECTLY, OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES

Reno, Nevada, June 6, 2022 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce the closing of the second tranche of the Company’s private placement first announced on April 19, 2022 (the “Offering”). Within the second tranche, the Company raised aggregate gross proceeds of C$1,029,850 through the sale of 11,442,775 units (each, a “Unit”). When aggregated with the first tranche closing previously announced, the Company has raised aggregate gross proceeds of C$3,115,100 through the sale of 34,612,219 units at a price of C$0.09 per Unit. The Company intends to complete a final tranche of the Offering.

The aggregate proceeds exceed the C$3,000,000 placement amount originally announced to the market and, given the positive investor interest and response, the Company has increased the Offering up to C$3,568,023 for 39,644,699 units.

Each Unit consists of one common share of the Company (a “Common Share”) and one share purchase warrant (a “Warrant”). Each Warrant will entitle the holder to acquire a Common Share at C$0.1075 for sixty (60) months until June 3, 2027.

Interim CEO Peter Evensen commented, “We are gratified to see the investor response to the Company’s strategy to rededicate itself to Scandium given the increased potential for scandium-aluminum alloys. It has enabled the Company to upsize this placement beyond the original C$3 million target and we welcome both the existing shareholders and the new investors that have participated in this placement.”

Scandium International Chairman William Harris commented, “The closing of this placement’s second tranche puts the Company in its best cash position in several years, without any debt. I want to congratulate everyone involved for the successful, upsized placement, especially given the recent volatility in markets. With this capital, the Company can start to look ahead as the Board and Management see the acceleration of the scandium market’s development. The Board and Management look forward to sharing with the market more information on its future plans to preserve and enhance the value of the Company’s scandium portfolio.”

The net proceeds from the sale of the Units will be used towards the maintenance of the Company’s scandium minerals properties and for general and administrative expenses. The Offering is conditional upon receipt of required regulatory approvals, including the approval of the TSX.

The securities issued and issuable pursuant to the Offering, will be subject to a four month statutory hold period in accordance with applicable Canadian securities laws. The securities will also be subject to restrictions under U.S. securities laws, which generally restrict any resales for a period of six months.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the “1933 Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine.  The project is 100% owned by the Company, through our Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)

Tel: (702) 703-0178

Harry de Jonge (Comptroller)

Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, and closing of the final tranche of the Offering. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

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